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Exhibit 11.1

Statement related to computation of per common share earnings.

                           INTEGRATED SECURITY SYSTEMS, INC. AND SUBSIDIARIES
                                COMPUTATION OF EARNINGS PER COMMON SHARE
                              (Dollars in Thousands, except per share data)


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

                                                                     For the Six Months Ended
                                         For the Year Ended                  June 30,
                                  -----------------------------      ------------------------
                                    June 30,       December 31,
                                      1998             1996             1997         1996
                                  -----------      ------------      ----------   -----------
                                                                                  (Unaudited)
BASIC:
Shares and share equivalents:
  Weighted average common and
  common equivalent shares
  outstanding                       8,197,392         5,122,878       7,188,764     7,615,087

Net loss                          $    (3,195)     $       (277)     $     (330)  $      (436)
Basic and diluted net loss
per share:
  Continuing operations           $     (0.39)     $      (0.05)     $    (0.05)  $     (0.06)
                                  ===========      ============      ==========   ===========
  Discontinued operations                  --                --              --            --
                                  ===========      ============      ==========   ===========
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